Exhibit 99.1

Maxwell Signs $47 Million Strategic Equity Investment Agreement with
China’s SDIC Fund Management Co., Ltd.

•	Enhances access to China’s largest automotive battery companies through SDIC Fund Management's investments in leading Chinese battery companies

•	Deepens Maxwell’s existing China localization strategy in one of the largest and fastest growing energy storage markets for transportation and grid

•	Significantly strengthens Maxwell’s balance sheet, providing for solid investment in strategic technology development programs
SAN DIEGO - April 10, 2017 - Maxwell Technologies, Inc. (NASDAQ: MXWL) (“Maxwell”), a leading developer and manufacturer of capacitive energy storage and power delivery solutions, today announced the signing of a stock purchase agreement (the “Agreement”) with SDIC Fund Management Co., Ltd. (“SDIC Fund Management”). SDIC Fund Management has significant investments in China’s energy storage industry, including top battery companies, major system integrators in the new energy market, as well as leading OEMs in the China auto and grid industries. Following the closing of the transaction, SDIC Fund Management's ownership stake in Maxwell's common stock is anticipated to represent approximately 19.9% of Maxwell’s total issued and outstanding shares of common stock on a pre-issuance basis. The purchase price is $6.32 per share, which represents a 16% premium over today’s closing price, and will bring approximately $46.6 million in cash to Maxwell before transaction costs.
The closing of the transaction is subject to usual and customary conditions and is subject to approval by the Committee on Foreign Investment in the United States (“CFIUS”) and, if required, relevant Chinese governmental authorities. The transaction is expected to close in the third quarter of 2017. As part of the Agreement, the parties have agreed that SDIC Fund Management will be subject to an 18-month lock-up period following the closing of the transaction and will have the right to appoint a representative to Maxwell’s Board of Directors.

Such appointment is subject to the closing of the transaction and is intended to be no later than one business day following Maxwell’s 2017 Annual Meeting of Shareholders.
“This strategic investment by SDIC Fund Management greatly strengthens our position in multiple areas,” said Dr. Franz Fink, Maxwell's President and Chief Executive Officer. “SDIC Fund Management's investment allows us to sufficiently invest in strategic technology development as well as expand our collaboration in Asia, targeting China as one of the largest and fastest growing energy storage markets. Their expertise and resources in the new energy market in China will assist us in accelerating several of our strategic initiatives to make us a much stronger global competitor. The funding will also help foster significant partnerships with industry leaders in automotive and energy storage and positions us to capitalize on the unprecedented upside dry electrode opportunity. This is a great win for our shareholders, partners, customers, and employees.”
“We are delighted to partner with Maxwell Technologies," said Mr. Gao Guohua, Chairman of SDIC Fund Management. "We conducted comprehensive diligence, concluding that Maxwell has a world-class team with the vision and sound strategy needed to leverage their innovative dry electrode technology. We believe this technology has the potential to transform energy storage, addressing a substantial market opportunity, especially in China. We are excited about Maxwell’s future growth prospects and the value that each party brings to this new alliance.”
About Maxwell
Maxwell is a global leader in the development and manufacture of innovative, cost-effective energy storage and power delivery solutions. Our ultracapacitor products provide safe and reliable power solutions for applications in consumer and industrial electronics, transportation, renewable energy and information technology. Our CONDIS® high-voltage grading and coupling capacitors help to ensure the safety and reliability of electric utility infrastructure and other applications involving transport, distribution and measurement of high-voltage electrical energy. For more information, visit www.maxwell.com.
About SDIC Fund Management Co., Ltd.
Established in July 2009, SDIC Fund Management is one of the largest professional private equity fund managers in China. It currently manages and advises more than RMB 50 billion (USD 7.4 billion) of capital with a wide range of institutional investors across China as its limited partners.

Forward-Looking Statements
Statements in this news release that are “forward-looking statements” are based on current expectations and assumptions that are subject to risks and uncertainties and are subject to the Safe Harbor provisions created by the Private Securities Litigation Reform Act of 1995. Such risks, uncertainties and contingencies include, but are not limited to, the following:

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Dependence upon the sale of products to a small number of customers and vertical markets, some of which are heavily dependent on government funding or government subsidy programs which could be reduced, modified or discontinued in the future;

•	Uncertainties related to the global geopolitical landscape and the recent elections in the United States;

•	Risks related to acquisitions and potential for unsuccessful integration of acquisitions;

•	Risk that our restructuring efforts may not be successful and that we may not be able to realize the anticipated cost savings and other benefits;

•	Our ability to obtain sufficient capital to meet our operating or other needs;

•	Downward pressures on product pricing from increased competition and shifts in sales mix with respect to low margin and high margin business;

•	Our ability to manage and minimize the impact of unfavorable legal proceedings;

•	Risk that activist stockholders attempt to effect changes to our company which could adversely affect our corporate governance;

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Risks related to our international operations including, but not limited to, our ability to adequately comply with the changing rules and regulations in countries where our business is conducted, our ability to oversee and control our foreign subsidiaries and their operations, our ability to effectively manage foreign currency exchange rate fluctuations arising from our international operations, and our ability to continue to comply with the U.S. Foreign Corrupt Practices Act as well as the anti-bribery laws of foreign jurisdictions;

•	Dependence upon the sale of products into Asia and Europe, where macroeconomic factors outside our control may adversely affect our sales;

•	Our ability to remain competitive and stimulate customer demand through successful introduction of new products, and to educate our prospective customers on the products we offer;

•	Successful acquisition, development and retention of key personnel;

•	Our ability to effectively manage our reliance upon certain suppliers of key component parts, specialty equipment and logistical services;

•	Our ability to manage product quality problems;

•	Our ability to protect our intellectual property rights and to defend claims against us;

•	Our ability to effectively identify, enter into, manage and benefit from strategic alliances;

•	Occurrence of a catastrophic event at any of our facilities;

•	Occurrence of a technology systems failure, network disruption, or breach in data security; and

•	Our ability to match production volume to actual customer demand.

For further information regarding risks and uncertainties associated with Maxwell's business, please refer to the “Management's Discussion and Analysis of Financial Condition and Results of Operations” and “Risk Factors” sections of our SEC filings, including, but not limited to, our annual report on Form 10-K and quarterly reports on Form 10-Q. Copies of these documents may be obtained by contacting Maxwell's investor relations department at (858) 503-3368, or at our investor relations website: www.investors.maxwell.com.

Investor Contact: Soohwan Kim, CFA, The Blueshirt Group, +1 (858) 503-3368, ir@maxwell.com
Media Contact: Sylvie Tse, Metis Communications, +1 (617) 236-0500, maxwell@metiscomm.com